Exhibit 10.128

Contribution to SOURCECORP, Incorporated

Non-Qualified Retirement Plan

In 2004, the Company made a contribution to the following individuals Non-Qualified Retirement Plan account matching their 2004 contribution for such account up to ten percent of such individual’s base salary:

Ed H. Bowman, Jr.

Thomas C. Walker

Barry L. Edwards

Kerry D. Walbridge

Ronald Zazworsky

Charles S. Gilbert

Ralph Burns

Stephen W. Davis